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                                October 26, 1995



Sara Lee Corporation
Three First National Plaza
Chicago, Illinois 60602-4260

Gentlemen:

           We acted as special counsel to Sara Lee Corporation, a Maryland corporation (the "Company"), in connection with the filing of this Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 500,000 shares (the "Shares") of the Company's Common Stock, $1.33 1/3 par value per share (the "Common Stock"), which are to be issued pursuant to the Company's 1995 Non-Employee Director Stock Plan (the "Plan").

           In arriving at this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

           1.  The Registration Statement;

           2. The Plan and general form of option agreement and form of election under the Plan;

           3. The Articles of Restatement of the Charter, as amended, of the Company;

           4.  The By-Laws of the Company;

           5. Copies of certain corporate records of the Company, including the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1995 and the Company's Proxy Statement dated September 20, 1995; and

           6. Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.
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Sara Lee Corporation
October 26, 1995




           We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies, and the authenticity of all such documents.

           We assume that, prior to the sale of any Shares to which this Registration Statement relates, appropriate action will be taken to register and qualify such Shares for sale, to the extent necessary, under any applicable state or foreign securities or other laws.

           Based upon the foregoing and in reliance thereon, we are of the opinion that the up to 500,000 Shares of Common Stock which are to be issued pursuant to the Plan, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable by the Company.

           The opinion contained in the preceding paragraph is based on the assumption that, at the time such Shares of Common Stock are issued, this Registration Statement will then be effective.

           In rendering this opinion we do not purport to be experts in laws other than those of the State of Illinois and the federal laws of the United States of America. With respect to matters governed by the General Corporation Law of the State of Maryland ("Maryland Corporate Law"), our opinion is based upon our review of Maryland Corporate Law as reported in Corporation Statutes, Volume 4, published by Aspen Law & Business. We express no opinion as to any other law or the effect thereof.

           We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in this Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                Very truly yours,



                                JENNER & BLOCK